Exhibit 10.22

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (“First Amendment”), dated November 10, 2011, and is made by and between 200 OCEANGATE, LLC, a Delaware limited liability company (“Seller”), and MOLINA CENTER LLC, a Delaware limited liability company (“Buyer”).

Recitals

A.

Seller and Buyer entered into that certain Purchase Agreement dated October 11, 2011 (the “Purchase Agreement”), whereby, upon the terms and conditions set forth therein, Seller agreed to sell and Buyer agreed to buy the Property and those associated rights and interest described in the Purchase Agreement.

B.

On October 24, 2011, the California Regional Water Quality Control Board (Los Angeles Region) (“Water Board”) issued a General NPDES Permit in connection with the operation of the Discharge System at the Property, a copy of which is attached hereto as Exhibit A (the “Permit”).

C.	Seller and Buyer now desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree that the Purchase Agreement is hereby amended as follows:

1. Additional Buyer Closing Conditions. In addition to the conditions to Closing for the benefit of Buyer set forth elsewhere in the Purchase Agreement, Buyer’s obligation to purchase the Property is conditioned upon the satisfaction of each of the following conditions, each of which is for the exclusive benefit of Buyer. Buyer may, at any time or times before the Closing, waive one or more of the following conditions, but only in writing and any such waiver will not affect its rights and remedies with respect to any remaining conditions:

(i) The Permit shall be in full force and effect, shall be in the form attached hereto as Exhibit A (without modification or amendment), and Seller shall be in full compliance with the terms of the Permit.

(ii) Seller shall have submitted to the California Regional Water Quality Control Board—Los Angeles Region an NPDES Permit Transfer Form (Form No. R4-WRS #1) with respect to the Permit in the form attached as Exhibit B. If the California Regional Water Quality Control Board—Los Angeles Region (or its staff) requests any additional submissions with respect to such Permit Transfer Form prior to Closing, Seller shall provide such additional submissions.

(iii) All effluent sampling required to be performed prior to the date of Closing, pursuant to the Water Board’s monitoring and reporting program prescribed by the Permit, shall have been collected and analyzed, and all such data shall have been delivered to Buyer for Buyer’s review not less than three (3) business days prior to the Closing.

First Amendment to Purchase Agreement

200 & 300 Oceangate, Long Beach, California

(iv) Discharge System effluent sampling data and analysis disclosed to Buyer after Buyer’s delivery of the Approval Notice shall: (A) confirm that the effluent discharge is in full compliance with the terms and conditions of the Permit; and (B) be acceptable to Buyer in Buyer’s commercially reasonable discretion.

(v) Neither the Water Board nor any other governmental or quasi-governmental agency or instrumentality shall have given any indication (either oral or written) to Seller or its consultants that: (A) the imposition of treatment and/or improvement requirements is being considered in connection with or in any way related to the operation of the Discharge System; and/or (B) any amendment, modification or revision to the Permit is being considered. If Seller or its consultants receive any indication (either oral or written) of the matters contemplated in (A) and/or (B) above, such information shall be immediately disclosed to Buyer in writing.

(vi) No claim, administrative action, enforcement action, order, or demand shall have been filed, threatened or initiated in any way related to the operation of the Discharge System, and there shall have been no challenge or threatened challenge to the Permit terms and/or conditions.

(vii) The installation of the flow meter and related improvements (collectively, “Flow Meter”) necessary to comply with the Permit’s continuous total waste flow monitoring requirement shall have been completed in accordance with applicable laws at Seller’s expense, the Flow Meter shall be fully operational and in good working order and condition, and the Flow Meter shall be acceptable to Buyer in Buyer’s commercially reasonable discretion. Buyer hereby acknowledges that installation of an Endress+Hauser Prosonic Flow Clamp On 91W Ultrasonic Flow Measuring System is acceptable. If this condition is not satisfied on or before the Closing Date, the Closing Date shall be extended until the date three (3) business days after the date this condition is satisfied or waived, provided that the Closing Date shall not be extended beyond the Outside Closing Date. If this condition has not been satisfied and Buyer elects to waive this condition, Buyer shall receive a credit at Closing in an amount equal to the cost that Seller would have otherwise incurred in connection with the installation or completion of the installation of the Flow Meter and the fact that the Flow Meter has not been installed shall not constitute a failure of the condition set forth in Section 1(i) above. If Buyer desires to so waive such condition, it shall do so not less than three (3) business days prior to the then scheduled Closing Date.

(viii) The United States of America, Department of Veterans Affairs (the “VA”) shall not have given any indication (either oral or written) to Seller or its employees that the VA is not prepared to approve the assignment to Buyer of the VA’s lease affecting the Property. Any demand of concessions by the VA shall be deemed to be an indication that the VA is not prepared to approve the assignment to Buyer of the VA’s lease. If Seller or its employees receive any indication (either oral or written) that the VA is not prepared to approve the assignment to Buyer of the VA’s lease, such information shall be immediately disclosed to Buyer in writing.

First Amendment to Purchase Agreement

200 & 300 Oceangate, Long Beach, California

2. Closing Leasing Credit. No Closing Leasing Credit shall be due Buyer at Closing.

3. Purchase Price Reduction. Section 2 of the Purchase Agreement is amended and restated in its entirety as follows:

2. Purchase Price. The purchase price for the Property is Eighty-One Million Dollars ($81,000,000.00) (“Purchase Price”) and shall be paid in cash by Buyer at the Closing (as defined in Section 10.1 below).

4. Notice Address for Seller. The notice address for Seller in section 17.1 of the Purchase Agreement is hereby deleted in its entirety, and replaced with the following:

Seller:

200 Oceangate, LLC

c/o The Swig Company, LLC

220 Montgomery Street, 20th Floor

San Francisco, CA 94104

Attn: Kennard P. Perry

Telephone: (415) 291-1140

Facsimile: (415) 291-1101

Email: kperry@swigco.com

with copy to:	Farella Braun + Martel LLP 235 Montgomery Street San Francisco, CA 94104 Attn: Anthony D. Ratner Telephone: (415) 954-4448 Facsimile: (415) 954-4480 Email: tratner@fbm.com

5. Post-Closing Document Delivery. Following the Closing, Seller shall, at Buyer’s request, coordinate and cooperate with Buyer in connect with the delivery and transfer to Buyer of all Documents (including, without limitation, electronic data, files and documents). This provision is in addition to, and not intended to limit, the delivery obligations of Seller in section 10.3 of the Purchase Agreement. The obligations set forth in this provision sale survive the Closing.

6. Miscellaneous. This First Amendment may be executed in counterparts, including facsimile counterparts or scanned and emailed counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Capitalized terms used in this First Amendment shall have the meanings set forth in the Purchase Agreement, except as otherwise defined herein. Except as specifically set forth herein, the Purchase Agreement shall be unmodified, and shall remain in full force and effect.

[SIGNATURES ON FOLLOWING PAGE]

First Amendment to Purchase Agreement

200 & 300 Oceangate, Long Beach, California

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first listed above.

SELLER:	200 OCEANGATE, LLC,
a Delaware limited liability company

	By:	200 Oceangate, Inc.,
a Delaware corporation
its Manager

		By:	/s/ Jeanne R. Myerson
Jeanne R. Myerson
President

BUYER:	MOLINA CENTER LLC,
a Delaware limited liability company

	By:	Molina Healthcare, Inc., a Delaware corporation

		By:	/s/ John C. Molina
Name: John C. Molina
Title: Chief Financial Officer

First Amendment to Purchase Agreement

200 & 300 Oceangate, Long Beach, California

California Regional Water Quality Control Board
Los Angeles Region

320 West Fourth Street, Suite 200, Los Angeles, California 90013
(213) 576-6600 • FAX (213) 576-6640
http://www.waterboards.ca.gov/losangeles

Matthew Rodriquez
Secretary for Environmental Protection

Edmund G. Brown Jr.
Governor

October 24, 2011

Mr. Kennard P. Perry, Chief Financial Officer
200 Oceangate, LLC
c/o The Swig Company LLC
220 Montgomery Street, 20th Floor
San Francisco, CA 94104

CERTIFIED MAIL
RETURN RECEIPT REQUESTED
7000 0860 0006 4858 9272

Dear Mr. Perry:

COVERAGE UNDER GENERAL NATIONAL POLLUTANT DISCHARGE ELIMINATION SYSTEM AND WASTE DISCHARGE REQUIREMENTS—200 OCEANGATE LLC., ARCO CENTER, 300 OCEANGATE BLVD., LONG BEACH, CALIFORNIA (NPDES NO. CAG994004, CI–9766)

We have completed our review of your application for a permit to discharge groundwater under the National Pollutant Discharge Elimination System (NPDES).

Based on the information provided, the proposed discharge of groundwater from the above-referenced facility meets the conditions to be regulated under Order No. R4-2008-0032, *General National Pollutant Discharge Elimination System and Waste Discharge Requirements for Discharges of Groundwater from Construction and Project Dewatering to Surface Waters in Coastal Watersheds of Los Angeles and Ventura Counties*, adopted by this Board on June 5, 2008.

Enclosed are your Waste Discharge Requirements, which also serve as your NPDES permit, consisting of Order No. R4-2008-0032 and Monitoring and Reporting Program No. CI-9761. The discharge limitations in Part V.1.Table 1 of Order No. R4-2008-0032 for the specific constituents listed on the Table with the enclosed Fact Sheet are applicable to your discharge. The groundwater discharge flows into the Pacific Ocean. Therefore, discharge limitations in Attachment B of the Order No. R4-2008-0032 are not applicable to your discharge. Prior to starting discharge, a representative sample of the effluent shall be obtained and analyzed to determine compliance with the discharge limitations.

The Monitoring and Reporting Program requires you to implement the monitoring program on the effective date of coverage under this permit. All monitoring reports should be sent to the Regional Board, ATTN: Information Technology Unit. When submitting monitoring or technical reports to the Regional Board per these requirements, please include a reference to "Compliance File No. CI-9766 and NPDES No. CAG994004", which will assure that the reports are directed to the appropriate file and staff. Also, please do not combine other reports with your monitoring reports. Submit each type of report as a separate document.

California Environmental Protection Agency

Recycled Paper

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